Exhibit 10.4

CONSOLIDATED RAIL CORPORATION
ANNUAL PERFORMANCE ACHIEVEMENT REWARD PLAN (APAR) FOR 1997


1.  Definitions

When used in this document, the following terms shall have the meanings set forth below:

Board means the Board of Director's of Conrail.

Conrail means the Consolidated Rail Corporation.

The Company means Conrail Inc.

Operating Ratio means the percentage determined by dividing (a) operating expenses by (b) revenues, as shown on Conrail's consolidated financial statements.

Cost of Risk Ratio means the percentage determined by dividing (a) the sum of the cost of risk elements (as designated by the Risk Management Department) by (b) Conrail's railroad operating revenues.

Participant means an employee of Conrail who participates in the Plan in accordance with Section 3.

Plan means the Consolidated Rail Corporation Annual Performance Achievement Reward Plan for 1997, as set forth in this document and as may be amended from time to time.

Salary means the salary earned by a Participant in 1997 from employment with Conrail. For purposes of this Plan, Salary shall include salary earned pursuant to any holiday, vacation, or sick leave policy of Conrail, salary deferred pursuant to the Consolidated Rail Corporation Matched Savings Plan, and salary contributed to the Consolidated Rail Corporation Flexible Benefits Plan. Except as otherwise provided in the preceding sentence, Salary shall not include any amount payable pursuant to receipt of a Spot Award or a 1996 Selective Cash Award paid in 1997 or to an employee benefit or incentive compensation plan.

2. Introduction

The Board has approved the implementation of this Plan. The Board expects that the Plan will provide an incentive for enhanced individual and corporate performance and aid Conrail in attracting and retaining capable employees.



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3.  Eligibility

Each non-agreement employee, and each agreement employee whose collective bargaining agreement provides for coverage by non-agreement compensation program(s), who is employed by Conrail during 1997 shall participate in the Plan.

4.   Prerequisite for Award

Anything in this Plan to the contrary notwithstanding, no award shall be payable under the Plan in the event actual operating income for 1997, as shown on Conrail's consolidated financial statements, is less than $660 million.

5.   Amount of Award

(a) Under the Plan, a Participant may earn an award equal to a percentage (or percentages) of his/her Salary. This award is the Annual Performance Achievement Reward (APAR). The APAR percentage(s) shall depend upon the position held by the Participant and/or the performance of Conrail, measured by the relationship of (i) the Operating Ratio for 1997, to (ii) the Operating Ratio goal set by the Board (or its delegate) for purposes of the Plan and the relationship of the (iii) Cost of Risk Ratio for 1997 to (iv) the cost of Risk Ratio goal set by the Board (or its delegate) for purposes of the Plan, both as certified by Conrail's chief financial officer, after taking into account any amounts payable pursuant to the Plan that are not taken into account in the Operating Ratio goal set by the Board (or its delegates) for purposes of the Plan. The percentage(s) shall be determined in accordance with one or more of twelve schedules.

(b) A Participant's award shall be pro-rated, as provided in Section 7, in the event he/she participates in the Plan for less than all of 1997 or moves into a position covered under a different schedule of awards. The Participant's award shall equal the sum of the partial awards computed by multiplying (i) the Salary earned by the Participant while covered under a schedule of awards by (ii) the percentage of Salary determined in accordance with such schedule.

(c) Anything to the contrary in this Section 5 notwithstanding, a Participant's award may be reduced by up to 50 percent by Conrail's Chairman, President and Chief Executive Officer (or his delegate(s)) on the basis of individual or group performance.

6.   Time and Form of Payments

The Participant's award shall be paid to him/her in cash in a single installment during the first quarter of 1998.


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7.   Special Payment Rules

Anything in this Plan to the contrary notwithstanding, a Participant who is dismissed for cause prior to receipt of any portion of his/her award shall forfeit such portion of the award. A Participant who resigns from Conrail during 1997 shall receive a prorated portion of his/her APAR award. The amount of the prorated award shall be determined by applying a fraction to Participant's Salary determined up until his/her date of termination. The numerator of this fraction is the number of days of the year until the termination occurred and the denominator is 365, the number of days in the year. A Participant who resigns from Conrail after December 31, 1997, but before the date in the first quarter of 1998 on which payments are made under the Plan, shall receive a full APAR award. If during 1997 a Participant is force reduced, moves from a non-agreement position to an agreement position not covered by a non-agreement compensation program(s), or goes on leave of absence after the end of 1997, but before payments under the Plan are made, shall receive a full APAR award. A Participant who becomes disabled or dies after the end of 1997, but before payments under the Plan are made, shall receive a full APAR award. Conrail shall furnish each Participant with a copy of the schedule(s) of awards applicable to him/her.

8.   Withholding Taxes

Payments pursuant to this Plan shall be reduced by amounts sufficient to satisfy any Federal (including railroad retirement), state, and/or local tax withholding requirements.

9.   Designation of Beneficiary

A Participant may designate a beneficiary(ies) to receive any payment pursuant to the Plan that has not been made prior to the Participant's death. Such designation must be submitted to Conrail's Assistant Vice President-Compensation and Benefits on a form provided for this purpose. Such form is available, upon request, from the Administrator-APAR, 18-B 2001 Market Street, Philadelphia, PA 19101-1418. In the absence of such a designation, a Participant's most recent designation of beneficiary(ies) pursuant to a prior annual performance achievement reward plan maintained by Conrail shall be treated as his/her designation for purposes of this Plan.

10.  Duration, Amendment, and Treatment of Plan

The Plan shall take effect on January 1, 1997. Conrail by action of the Board, may amend or terminate the Plan at any time. In addition, Conrail's Chairman, President and Chief Executive Officer may amend the eligibility requirements and/or the schedules of awards under the Plan, in connection with a re-assessment of positions or changes in organization or staffing. The Plan shall terminate automatically as of January 1, 1998, unless terminated earlier by Conrail; provided however, that such termination shall not preclude the subsequent payment of awards earned under the Plan.


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